PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
To prospectus dated January 26, 2001        Registration Statement No. 333-53108
and prospectus supplement dated
November 18, 2002)

                     UP TO 1,000,000 SHARES OF COMMON STOCK
          AND WARRANTS TO PURCHASE UP TO 230,000 SHARES OF COMMON STOCK
                                       OF
                              NEOTHERAPEUTICS, INC.

         This prospectus supplement relates to an offering by us on a "best efforts" basis of up to 1,000,000 shares of our common stock at a purchase price of $2.00 per share, and warrants to purchase up to 230,000 shares of our common stock at an exercise price of $3.00 per share, to certain individual and institutional investors for aggregate proceeds of approximately $2,000,000. In connection with this offering, we will pay fees or commissions and/or issue warrants to one or more placement agents and/or finders. See "Plan of Distribution" on page S-4 of the prospectus supplement dated November 18, 2002 for more information regarding these potential arrangements.

         You should read this prospectus supplement, the prospectus supplement dated November 18, 2002, the accompanying prospectus, and the documents incorporated by reference herein and therein, carefully before you invest. Such documents contain information you should consider when making your investment decision. The information included in the registration statement on Form S-3, as amended (No. 333-53108) filed with the Securities and Exchange Commission on January 2, 2001, is hereby incorporated by reference into this prospectus supplement.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "NEOT." On November 20, 2002, the last sale price of our common stock on the Nasdaq SmallCap Market was $1.99 per share. As of November 21, 2002, we had 1,972,019 shares of our common stock outstanding.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" on page S-3 of thE prospectus supplement DATED nOVEMBER 18, 2002 as well as ON PAGE 19 OF OUR ANNUAL REPORT ON FORM 10-K AND ON PAGE 30 OF OUR QUARTERLY REPORT ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 2002 AND NOVEMBER 13, 2002, RESPECTIVELY, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

          ------------------------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the prospectus supplement dated November 18, 2002, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          ------------------------------------------------------------







          The date of this prospectus supplement is November 21, 2002.

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                               RECENT DEVELOPMENTS

         On November 21, 2002, we issued 356,926 shares of our common stock at a price of $1.76 per share to 5 vendors to settle approximately $628,190 in payables. The shares were issued without registration under the Securities Act of 1933, as amended, and the shares issued may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. In connection with the settlements, we granted registration rights to the parties that will require us to file a registration statement within 60 days with the SEC in order to permit the parties to resell their shares of common stock to the public.

                                    DILUTION

         The net tangible book value of our common stock on September 30, 2002 was $2,081,409, or approximately $1.31 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after September 30, 2002, other than to give effect to the issuance of 356,926 shares of our common stock at $1.76 per share pursuant to settlement agreements as discussed above and the sale of 1,000,000 shares of common stock offered by us at a price of $2.00 per share and after deducting the estimated finders fees and estimated offering expenses payable by us, our net tangible book value would have been $ 4,609,599 or approximately $1.55 per share. This represents an immediate accretion in net tangible book value of approximately $0.24 per share to existing stockholders and an immediate dilution in net tangible book value of $0.45 per share to new investors.

         Offering price per share.................................................  $2.00
         Net tangible book value per share as of September 30, 2002...............  $1.31
         Increase per share attributable to new investors.........................   0.24
                                                                                   ------
         As adjusted net tangible book value per share after the offering.........   1.55
                                                                                   ------
         Decrease in net tangible book value per share to new investors...........   0.45
                                                                                   ======

         This table excludes shares of common stock issuable upon exercise of options, warrants and other rights, and the effect of shares of common stock issued, except as indicated above, since September 30, 2002.







         You should rely only on the information contained in this prospectus supplement, the prospectus supplement dated November 18, 2002, the accompanying prospectus, and the documents incorporated by reference herein and therein. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the prospectus supplement dated November 18, 2002, the accompanying prospectus or any other supplement or in the documents incorporated by reference herein and therein is accurate on any date other than the date on the front of those documents.


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